Exhibit 3(a): Certificate of Amendment

                              STATE OF DELAWARE
                          CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION

                       CHINA PREMIUM FOOD CORPORATION
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A corporation organized and existing under and by virtue of the General
Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of   CHINA PREMIUM FOOD
CORPORATION   resolutions were duly adopted setting forth a proposed
amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be
amended by changing the Article thereof numbered    "ARTICLE I"   so that,
as amended, said Article shall be and read as follows:

     The name of the Corporation shall be BRAVO! FOODS INTERNATIONAL CORP.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an action was taken by the stockholders of said corporation in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said   China Premium Food Corporation   has caused this
certificate to be signed by

      Roy G. Warren,   an Authorized Officer, this   26th   day of   March,
2001.

                                       BY:    /s/ Roy G. Warren
                                              Roy G. Warren
                                       TITLE: Chief Executive Officer